KPMG LLP
303 East Wacker Drive
Chicago, Illinois 60601-5212




September 29, 1999

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549


Ladies and Gentleman:

We were previously principal accountants for Fidelity Bancorp, Inc. (the Company) and, under the date of October 23, 1998 we reported on the consolidated financial statements of the Company as of and for the years ended September 30, 1998 and 1997. On September 28, 1999, we were notified that the Company intends to engage Crowe, Chizek and Company LLP as its principal accountants for the fiscal year ending September 30, 2000 and the client-auditor relationship with KPMG LLP will cease upon completion of the audit of the Company's consolidated financial statements as of and for the year ended September 30, 1999 and the issuance of our report thereon. We have read the Company's statements included under Item 4 of its Form 8-K dated September 29, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that (1) the change was recommended by the audit committee of the board of directors and approved by the Board of Directors, (2) the Company intends to engage Crowe, Chizek and Company LLP as principal accountants for the year ending September 30, 2000, and (3) Crowe, Chizek and Company LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Fidelity Bancorp, Inc.'s consolidated financial statements.

Very truly yours,


KPMG LLP